UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

September 28, 2011

WILSHIRE BANCORP, INC.

(Exact name of registrant as specified in its charter)

California	000-50923	20-0711133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Wilshire Boulevard, Los Angeles,
California 90010

(Address of principal executive offices) (Zip Code)

(213) 387-3200

(Registrant’s telephone number, including area
code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

5.02(d)          On September 28, 2011, the board of directors of Wilshire Bancorp, Inc. (the “Company”) appointed John R. Taylor and Craig Mautner to serve as directors of both Wilshire Bancorp and Wilshire State Bank, subject to regulatory approval.  Upon the receipt of regulatory approval, Mr. Taylor will immediately begin serving as a Class II director.  Mr. Mautner will begin serving as a Class II director in February 2012.  As Class II directors, Mr. Taylor and Mr. Mautner will be eligible for re-election by the Company’s shareholders at the 2012 annual shareholders meeting if they are nominated again by the Company’s board of directors.

John R. Taylor was a senior audit partner in KPMG LLP’s Financial Services practice based in Los Angeles prior to his retirement on September 30, 2011.  Mr. Taylor had over 38 years of public accounting experience and served numerous publicly-held banks, depository institutions, and financial services clients during his 27 years as a KPMG partner.  Mr. Taylor will serve on the Audit Committee of Wilshire Bancorp’s board of directors.

Craig Mautner is an expert in information technology and currently serves as a Senior Software Engineer at Google.  Mr. Mautner has more than 25 years of experience in the development of software, hardware, and system architecture, primarily with a consumer focus.  Throughout his career, Mr. Mautner has served as a consultant to or as a senior engineer for a multitude of successful technology companies.

Following regulatory approval of the two new appointments, Wilshire Bancorp will have 10 directors, 9 of whom will be considered to be independent.

In connection with their appointments, Mr. Taylor and Mr. Mautner will each receive regular board of director fees for their services.  In addition, Mr. Taylor and Mr. Mautner will each receive stock options to purchase 40,000 shares of our common stock.

ITEM 9.01        FINANCIAL STATEMENTS AND EXHIBITS

(d)        Exhibits

Exhibit 99.1       Press release, dated October 4, 2011, issued by Wilshire Bancorp, Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSHIRE BANCORP, INC.

Date: October 4, 2011	By:	/s/ Alex Ko
Alex Ko, Executive Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated October 4, 2011, issued by Wilshire Bancorp, Inc.